                                                                      EXHIBIT 12

                            FIRST DATA CORPORATION
                                COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                    THREE MONTHS ENDED            NINE MONTHS ENDED
                                       SEPTEMBER 30,                SEPTEMBER 30,
                                 ----------------------        ---------------------
                                    1996        1995              1996       1995
                                 ----------  ----------        ---------  ----------
EARNINGS:
   Income before income taxes      $  269.8    $  203.0         $  669.7   $   572.4
   Interest expense                    30.3        27.2             81.7        81.7
   Other adjustments                   13.7        14.7             39.7        41.9
                                 ----------  ----------        ---------  ----------
Total earnings (a)                 $  313.8    $  244.9         $  791.1   $   696.0
                                 ==========  ==========        =========  ==========

FIXED CHARGES:
   Interest expense                $   30.3    $   27.2         $   81.7   $    81.7
   Other adjustments                   13.7        14.7             39.7        41.9
                                 ----------  ----------        ---------  ----------
Total fixed charges (b)            $   44.0    $   41.9         $  121.4   $   123.6
                                 ==========  ==========        =========  ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (a/b)                  7.13        5.84             6.52        5.63

For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.